UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2019

Harpoon Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38800	47-3458693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd, Suite 300 South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 443-7400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HARP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

Amended and Restated Collaboration Agreement with AbbVie Biotechnology

On November 20, 2019, Harpoon Therapeutics, Inc. (the “Company”) entered into an Amended and Restated Discovery Collaboration and License Agreement (the “Restated Discovery Collaboration Agreement”) with AbbVie Biotechnology Ltd. (“AbbVie”), which agreement amends and restates the Discovery Collaboration and License Agreement entered into between the Company and AbbVie, dated October 10, 2017 and amended April 3, 2019, (the “Collaboration Agreement”).  Pursuant to the Restated Discovery Collaboration Agreement, the worldwide, exclusive license granted to AbbVie under the Collaboration Agreement to develop and commercialize products that incorporate the Company’s proprietary Tri-specific T-cell Activating Construct (“TriTAC”) platform technology together with soluble T cell receptors (“TCRs”) provided by AbbVie has been expanded to cover products that incorporate antibodies provided by AbbVie or the Company. The expansion of the collaboration also allows AbbVie to designate up to six additional targets, selected during a specified period following the effective date, to be the subject of activities under the collaboration. During a period of up to four years following the date of AbbVie’s designation of each target for the products, and confirmation of target availability, the Company and AbbVie will conduct certain research and discovery activities under a mutually agreed discovery and research plan in connection with the creation and evaluation of constructs comprising the Company’s proprietary TriTAC technology in conjunction with the soluble TCR or antibody sequences directed at the agreed upon targets of interest. The Company may not, itself or through any third party, develop or commercialize any competing product that binds to any of the included targets. As was the case under the Collaboration Agreement, following the discovery phase, AbbVie will be solely responsible, at its cost, for the development, manufacture and commercialization of the products that arise from the activities under the discovery plan. AbbVie is required to use commercially reasonable efforts to develop and commercialize one such product directed to each target for which the discovery activities were completed, in the United States and specified European markets.

In addition to the upfront payment of $17 million already paid under the Collaboration Agreement, Harpoon will now receive an upfront payment of $20 million for AbbVie’s right to select two additional targets and an option to select up to four further targets. AbbVie will be required to make payments to the Company of $10 million for each of such up to four further targets selected by AbbVie. For each target selected, Harpoon will receive up to $300 million in the aggregate for the achievement of specified development, regulatory and commercial sales milestones for licensed products indicated for human therapeutic or prophylactic use, totaling up to $1.84 billion in the aggregate, if such licensed products are successfully progressed against all included targets and indications. The Company will also be eligible to receive tiered royalties on net sales by AbbVie, its affiliates and sublicensees of licensed products at percentages in the mid-single digits, subject to specified offsets and reductions. Royalties will be payable under the Restated Discovery Collaboration Agreement on a product-by-product and country-by-country basis commencing on the date of first commercial sale of each product, and ending on the later of expiration of all valid claims of specified licensed patents in such country, expiration of regulatory exclusivity in such country or ten years following first commercial sale of such product in such country.  If licensed products are developed and commercialized for diagnostic or veterinary use, or certain screening or monitoring uses, the parties have agreed to negotiate an appropriate reduction in the economic terms applicable to such non-therapeutic and prophylactic applications.

The Restated Discovery Collaboration Agreement will terminate upon the date of the expiration of all AbbVie’s royalty payment obligations in all countries.  The Restated Discovery Collaboration Agreement may be terminated by either party immediately for the insolvency of the other party or on 90 days’ written notice for an uncured material breach of such agreement by the other party.  AbbVie may also terminate the Restated Discovery Collaboration Agreement in its entirety or on a target-by-target or country-by-country basis for any reason on 30 days’ written notice to the Company. In addition, AbbVie may terminate the Restated Discovery Collaboration Agreement immediately in its entirety or on a target-by-target basis if AbbVie considers in good faith that there has been a failure of the discovery or development efforts with respect to such target, or that further development or commercialization of products directed to such target is not advisable as a result of a serious safety issue.

Development and Option Agreement with AbbVie Biotechnology

On November 20, 2019, the Company entered into a Development and Option Agreement (the “Development and Option Agreement”) with AbbVie in connection with the Company’s HPN217 program, which targets B cell maturation antigen, or “BCMA”. Pursuant to such agreement, the Company granted to AbbVie an option to a worldwide, exclusive license under the Company’s patents and know-how applicable to the HPN217 program to develop, manufacture, and commercialize products arising from the HPN217 program and targeting BCMA, or “HPN217 Products”. Under the Development and Option

Agreement, the Company will file an IND for HPN217, and conduct clinical development activities pursuant to a mutually agreed development plan, including conducting a Phase 1/2 clinical trial of HPN217, in order for AbbVie to determine whether it wishes to exercise its option to take a worldwide, exclusive license to such HPN217 program.

Under the Development and Option Agreement, AbbVie may exercise its license option at any time during a period commencing on the effective date of the agreement and expiring a specified period following delivery by the Company of a specified data package arising from the first Phase 1/2 trial for the HPN217 product. Following AbbVie’s exercise of its option, and except for completion of certain development activities by the Company under the development plan, AbbVie will be solely responsible, at its cost, for the development, manufacture and commercialization of HPN217 Products. AbbVie is required to use commercially reasonable efforts to develop and obtain regulatory approval for one HPN217 product, for at least one indication, for use in each of the United States and specified European markets.

AbbVie will pay an upfront payment of $30 million, and a further near-term cash milestone payment of up to $50 million upon the achievement of a specified pre-option milestone for the HPN217 Product within a specified period. If AbbVie exercises its option, AbbVie will pay the Company an option exercise fee of $200 million.  Following option exercise, AbbVie will be required to make further payments to the Company of up to $230 million in the aggregate for the achievement of specified development, regulatory and commercial sales milestones for HPN217 Products. The Company will also receive tiered royalties on net sales by AbbVie, its affiliates and sublicensees of HPN217 Products at percentages ranging from the high single digits to the very low double digits, subject to specified offsets and reductions. Royalties will be payable under the Development and Option Agreement on a product-by-product and country-by-country basis commencing on the date of first commercial sale of each HPN217 Product, and ending on the later of expiration of all valid claims of specified licensed patents in such country, expiration of regulatory exclusivity in such country, or ten years following first commercial sale of such HPN217 Product in such country.

The Development and Option Agreement will terminate upon the date of the expiration of all AbbVie’s royalty payment obligations in all countries, or upon expiration of the license option period and the failure of AbbVie to exercise its license option. The Development and Option Agreement may be terminated by either party immediately for the insolvency of the other party or on 90 days’ written notice for an uncured material breach of the Development and Option Agreement by the other party. AbbVie may also terminate the Development and Option Agreement in its entirety or on a country-by-country basis for any reason on 90 days’ written notice to the Company.

The foregoing descriptions of the terms of the Restated Discovery Collaboration Agreement and the Development and Option Agreement do not purport to be complete and are qualified in their entirety by the full text of such agreements. The Company intends to file a copy of the Restated Discovery Collaboration Agreement and the Development and Option Agreement with its Annual Report on Form 10-K for the year ended December 31, 2019. The Company intends to seek confidential treatment for certain portions of these agreements in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Item 7.01 Regulation FD Disclosure.

On November 21, 2019, the Company issued a press release in which it announced the execution of the Amended and Restated Collaboration Agreement and the Development and Option Agreement. A copy of the press release is attached to this Current Report on Form 8-K (this "Report") as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K under this heading, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth in such filing.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1**	Press release dated November 21, 2019

**Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARPOON THERAPEUTICS, INC.

By:	/s/ Gerald McMahon, Ph.D.
Gerald McMahon, Ph.D. President and Chief Executive Officer

Dated: November 21, 2019